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EXHIBIT 11.1



WIRED VENTURES, INC. STATEMENT RE: COMPUTATION OF PRO FORMA NET LOSS PER SHARE


(IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                    SIX MONTHS ENDED
                                                                      JUNE 30, 1996
                                                 YEAR ENDED         ----------------
                                             DECEMBER 31, 1995
                                              ---------------          (UNAUDITED)
Pro forma net loss........................   $ (6,505)              $ (34,699)
                                             ----------------------------------------
Weighted average number of preferred
  shares outstanding(1)...................   14,312                 13,941
Shares and options issued subject to SAB
  No. 83:
  Preferred stock issuances(1)............   2,283                  2,283
  Stock option grants(2)..................   933                    933
                                             ----------------------------------------
                                             3,216                  3,216
                                             ----------------------------------------
Shares used in computing pro forma net
  loss per share..........................   17,528                 17,157
                                             ----------------------------------------
Pro forma net loss per share..............   $ (0.37)               $  (2.02)
                                             ----------------------------------------
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(1) Using if-converted method.



(2) Using treasury-stock method.